UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TERABEAM, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TERABEAM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Terabeam, Inc., a Delaware corporation (“Terabeam” or the “Company”), to be held on May 23, 2006, at 9:00 a.m. local time, at Terabeam’s principal executive offices at 2115 O’Nel Drive, San Jose, CA 95131.

At this meeting, you will be asked to vote upon the following matters:

1.	To elect four directors to hold office until the next annual meeting of stockholders;

2.	To approve an amendment to our 2004 Stock Plan increasing the shares issuable thereunder by 1,000,000;

3.
To approve an amendment to our 2004 Stock Plan adding a provision capping at 500,000 the number of shares of our common stock with respect to which stock rights under the plan may be granted to any participant in any calendar year; and

4.	To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

Stockholders of record at the close of business on March 29, 2006 will be entitled to vote at this meeting and at any adjournment of the meeting.

Please mark, sign, date, and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting. If you attend the meeting, you may vote in person even if you have returned a proxy.

By Order of the Board of Directors

/s/ David L. Renauld

April 17, 2006	David L. Renauld, Secretary

TERABEAM, INC.
2115 O’NEL DRIVE
SAN JOSE, CA 95131

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Tuesday, May 23, 2006 at 9:00 a.m. at 2115 O’Nel Drive, San Jose, CA 95131 and any adjournment thereof. A copy of our 2005 Annual Report on Form 10-K is being mailed with this proxy statement to each stockholder entitled to vote at the meeting. This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about April 17, 2006.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on March 29, 2006 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof.

At the close of business on March 29, 2006, 21,361,283 shares of our common stock were outstanding and eligible to vote at the annual meeting. In addition to those shares, we expect that an additional 179,582 shares of our common stock will be issued when the final former Terabeam Corporation and Telaxis Communications Corporation stockholders convert their shares of those companies into shares of Terabeam common stock. Since those additional shares are committed to enable those conversions, we generally treat those additional shares as outstanding for our internal calculation purposes and also in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting). We believe this treatment gives a more accurate description of our capitalization. Therefore, including these additional shares, at the close of business on March 29, 2006, 21,540,865 shares of our common stock are treated as outstanding in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).

Quorum and Votes Required

Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting. The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. In general, Terabeam will treat votes withheld from the nominees for election of directors, abstentions, and broker non-votes as present or represented for purposes of determining the existence of a quorum.

Each director will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election. Votes withheld from the nominees and broker non-votes will not affect the outcome of the vote on this proposal.

The approval of each of the two proposed amendments of our 2004 Stock Plan requires the affirmative vote of the holders of a majority of our shares present, in person or by proxy, at the annual meeting and entitled to vote on this proposal. Abstentions will have the same effect as votes against these proposals. Broker non-votes will not affect the outcome of the vote on these proposals.

Proxy Voting and Revocation

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification. If no choice is specified, the persons named in the proxies intend to vote FOR the election of the nominees for director and FOR the approval of each of the two amendments of our 2004 Stock Plan.

The board of directors does not know of any matters, other than the matters described in this proxy statement, which are expected to be presented for consideration at the annual meeting. If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Secretary, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Secretary at or before the annual meeting later-dated proxies relating to the same shares. Attendance at the annual meeting will not have the effect of revoking a proxy unless the stockholder so attending so notifies our Secretary in writing at any time prior to the voting of the proxy. Our Secretary’s name and address are David L. Renauld, 881 North King Street, Suite 100, Northampton, MA 01060.

Solicitations

Proxies are being solicited by and on behalf of our board of directors. We will bear the entire cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Under our by-laws, the board of directors consists of one or more members, the number of which is determined from time to time by the board. The board has established the number of directors as seven. Each of our directors is elected at each annual meeting of stockholders.

We currently have four members on our board of directors with three vacant positions. The four current directors are Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, and Robert A. Wiedemer. These four individuals have all been re-nominated for election as directors of the Company and constitute the only nominees for election. Proxies cannot be voted for a greater number of persons than the four named nominees. Each of these nominees has agreed to serve as a director if elected at the annual meeting. The Governance and Nominating Committee of our board of directors recommended, and our full board of directors decided, to leave the three vacant positions on the board given possible future strategic activities of the company and possible desire to fill the vacancies in connection with a strategic transaction.

It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the election of each of these four nominees to the board of directors. Proxies may not be voted for more than four nominees. The board of directors expects that each of these nominees will be available for election; but if any of them should become unavailable, it is intended that the proxy would be voted for another nominee who would be designated by the board of directors, unless the number of directors is reduced.

The term of office of each director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Mr. Fitzgerald serves as our Chief Executive Officer. Under the terms of his employment agreement with us, failure of our board of directors to nominate Mr. Fitzgerald for election to the board as part of the board’s slate of nominees would give Mr. Fitzgerald “good reason” to terminate that employment agreement and receive severance payments from us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

The biographical summaries of the nominees for director of Terabeam appear below under the heading “Board of Directors and Executive Officers.”

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and their ages as of April 11, 2006 are as follows:

Name	Age	Position
Daniel A. Saginario	62	Chairman of the Board of Directors
Robert E. Fitzgerald	41	Chief Executive Officer and Director
Patrick L. Milton	57	Chief Financial Officer and Treasurer
David L. Renauld	40	Vice President, Corporate Affairs, General Counsel, and Secretary
John W. Gerdelman	53	Director
Robert A. Wiedemer	47	Director

Daniel A. Saginario has been a director since April 2003 and Chairman of the board since June 2004. From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc., a manufacturer of point-to-point wireless equipment. From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology. Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX’s investments, and Corporate Director - Strategic Planning & Corporate Development. Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A. from Pace University. Mr. Saginario serves on the board of directors of Airnet Communications Corporation, a GSM-based cellular equipment provider.

Robert E. Fitzgerald has been our Chief Executive Officer and a director since April 2003. He was Chief Executive Officer and a director of Young Design, Inc. from March 1999 to April 2003. From July 1998 to February 1999, Mr. Fitzgerald was an attorney with the law firm of Greenberg Traurig. Prior to that, he was an attorney with the law firm of Ginsburg, Feldman & Bress. He holds a B.A. in economics from the University of California - Los Angeles and a J.D. from the University of California - Los Angeles School of Law. Under the terms of Mr. Fitzgerald’s employment agreement with us, failure of our board of directors to nominate Mr. Fitzgerald for election to the board as part of the board’s slate of nominees would give Mr. Fitzgerald “good reason” to terminate that employment agreement and receive severance payments from us.

Patrick L. Milton has been our Chief Financial Officer and Treasurer since April 2003. He was Chief Financial Officer and Treasurer of Young Design, Inc. from April 2002 to April 2003. From March 1999 to April 2002, he was Chief Financial Officer of ioWave, Inc. From January 1998 to March 1999, he was Chief Financial Officer and Senior Vice President of Operations for Net-Tel Corp., a competitive local exchange carrier and long distance telephone service provider. Mr. Milton holds a B.B.A. in Accounting and an M.B.A. from the University of Wisconsin-Whitewater.

David L. Renauld has been our Vice President, Corporate Affairs, General Counsel, and Secretary since May 2005. From November 1999 to May 2005, he was our Vice President, Legal and Corporate Affairs and Secretary. From January 1997 to November 1999, he was an attorney with Mirick, O’Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with

Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

John W. Gerdelman has been a director since June 2004. Since January 2004, Mr. Gerdelman has been Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions. From April 2002 to December 2003, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fiber Networks, a provider of digital communications infrastructure, as President and Chief Executive Officer. Metromedia Fiber Networks successfully emerged from Chapter 11 bankruptcy in September 2003 as AboveNet, Inc. From January 2000 to April 2002, Mr. Gerdelman was Managing Partner of Morton’s Group LLC, an information technology and telecommunications venture group. From April 1999 to December 1999, he served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions. Previously, he had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman serves on the boards of directors of Sycamore Networks, an optical gear company, McData Corporation, a storage area network company, and APAC Customer Services, Inc., a call center company. Mr. Gerdelman is a graduate of the College of William and Mary with a degree in Chemistry and currently serves on their Board of Visitors.

Robert A. Wiedemer has been a director since December 2003. Since February 2002, he has been Managing Partner of Business Valuation Center, a company he co-founded that is focused on the valuation of private, middle-market companies throughout the United States. From June 2000 until January 2002, he held various positions at Pricesaroundtheworld.com, an Internet-based price research services firm, where he was promoted from Chief Financial Officer to Chief Executive Officer. From October 1998 until May 2000, he was Managing Partner of The Netfire Group, a financial and marketing consulting firm. Mr. Wiedemer holds a Masters Degree in Marketing from the University of Wisconsin - Madison.

The Board of Directors and Corporate Governance

We have established corporate governance practices designed to serve the best interests of Terabeam and its stockholders. We are in compliance with the current applicable corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market. We may make additional changes to our policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

Our board of directors has determined that each of Messrs. Gerdelman, Saginario, and Wiedemer is an “independent director” as defined in the rules of the Nasdaq Stock Market. These three directors constitute a majority of our current directors, as required by the Nasdaq Stock Market.

Each member of our board of directors is elected each year at the annual meeting of stockholders for a one-year term of office. Our executive officers named above serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

Contacting the Board of Directors

Stockholders interested in communicating directly with our board of directors, any committee of the board, the Chairman, the non-management directors as a group, or any specific director may do so by sending a letter to the Terabeam, Inc. Board of Directors, c/o Secretary, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060. Our Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, Chairman of the Governance and Nominating Committee, or to any individual director, group of directors, or committee of the board to whom the communication is directed, as applicable, if the communication is relevant to our business and financial operations, policies, and corporate philosophies.

Attendance of Directors at Annual Meetings

It is a policy of our board of directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required. Our 2005 annual meeting of stockholders was attended by four of the six directors serving on our board at the time of the meeting, including all of our current directors except John W. Gerdelman.

Board of Director Meetings and Committees

The board of directors meets on a regularly scheduled basis and holds special meetings as required. The board met eight times during 2005. None of our incumbent directors attended fewer than 75% of the total number of meetings of the board and committees on which such board member served in 2005 during the period he served as a director or member of the committees.

We have a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which was established by the board of directors. Each of these committees operates under a written charter adopted by our board of directors defining their functions and responsibilities. Each of the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee is available on our website at the following respective locations: http://www.terabeam.com/index3_audit_commit.php; http://www.terabeam.com/index3_comp_commit.php; http://www.terabeam.com/index3_govern_charter.php. You can also find a copy of our Audit Committee Charter as Appendix A to the proxy statement we filed with the Securities and Exchange Commission in August 2004 relating to our 2004 annual meeting of stockholders.

Each of the current members of each of these committees is independent as defined in the rules of the Nasdaq Stock Market.

The members of our Audit Committee during 2005 were Mr. Wiedemer, Mr. Saginario, Gary E. Rieschel (until May 2005), and Mr. Gerdelman (commencing May 2005). The members of our Audit Committee currently are Messrs. Wiedemer (Chair), Gerdelman, and Saginario. The Audit Committee held seven meetings during 2005. The Audit Committee selects and engages our independent auditors, reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and performs such other duties as may from time to time be determined by the board of directors. The board of directors has determined that each of Messrs. Wiedemer, Gerdelman, and Saginario is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The board made this determination after a qualitative assessment of each of their levels of knowledge and experience based on a number of factors, including formal education and work and other professional experience.

The members of our Compensation Committee during 2005 were and currently are Messrs. Saginario (Chair), Gerdelman, and Wiedemer. The Compensation Committee held four meetings during 2005. The Compensation Committee reviews the compensation and benefits of our executive officers, recommends and approves stock option grants under our stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

The members of our Governance and Nominating Committee during 2005 were Messrs. Gerdelman, Wiedemer, Rieschel (until June 2005), and Saginario (commencing October 2005). The members of our Governance and Nominating Committee currently are Messrs. Gerdelman (Chair), Saginario, and Wiedemer. The Governance and Nominating Committee held two meetings during 2005. The Governance and Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, periodically evaluates the processes and performance of the board, monitors and reports on developments in corporate governance, and performs such other duties as may from time to time be determined by the board of directors.

Director Nomination Process

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics. The Governance and Nominating Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to or members of our board of directors, in providing the skills and expertise appropriate for Terabeam and serving the long-term interests of our stockholders. Candidates for director are reviewed in the context of the current composition of the board, Terabeam’s operating and other business requirements, and the long-term interests of stockholders to maintain a balance of knowledge, experience, and capability on our board. In the case of incumbent directors, the Governance and Nominating Committee reviews such directors’ overall service to Terabeam during their term, including the number of meetings attended, level of preparation and participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq Stock Market purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance and Nominating Committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee or nominees for recommendation to the board by majority vote. The Governance and Nominating Committee retains the right to modify the qualifications and processes described in this paragraph from time to time.

The Governance and Nominating Committee will consider any qualified director candidates recommended by stockholders. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: c/o Secretary, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060, no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. Submissions must include, at a minimum, the full name of the candidate, sufficient biographical information concerning the candidate, including age, five-year employment history with employer names, positions held, and description of the employers’ businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee Report

In connection with its function to oversee and monitor the financial reporting process of Terabeam, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with our management;

•
discussed with Fitzgerald, Snyder & Co., P.C., our independent auditors for the fiscal year ended December 31, 2005, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380); and

•
received the written disclosures and the letter from Fitzgerald, Snyder & Co., P.C. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Fitzgerald, Snyder & Co., P.C. its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our company beyond their audit and review of our financial statements was compatible with maintaining their independence. The Audit Committee also considered the amount of fees they received for audit and non-audit services.

Mr. Rieschel was a member of our Audit Committee for a portion of 2005, but did not participate in the deliberations of the Audit Committee relating to our fiscal year end 2005 financial results or this report and is no longer a member of our board of directors or Audit Committee.

Audit Committee
Robert A. Wiedemer, Chairman
John W. Gerdelman
Daniel A. Saginario

MATERIAL RELATIONSHIPS
AND RELATED PARTY TRANSACTIONS

In February 2005, we entered into a new employment agreement with Mr. Fitzgerald. In July 2005, we entered into an employment agreement with Mr. Olson and amended and restated that agreement in December 2005. Those agreements are summarized below under “Executive Compensation - Employment Agreements and Change-of-Control Provisions” below. Mr. Olson resigned his positions effective April 10, 2006.

Merry Fields, LLC was formed by shareholders of a Company predecessor, Young Design, Inc., under the laws of the State of Delaware in August 2000. Merry Fields is indirectly majority owned and controlled by Robert Fitzgerald, the Company’s Chief Executive Officer. Merry Fields owns (subject to a loan and mortgage) the property and land leased to Terabeam for its Falls Church, Virginia operation. Young Design had originally guaranteed Merry Fields’ obligations under that loan. During the year ended December 31, 2005, the guarantee obligation was removed. The property lease for the approximately 15,000 square foot facility commenced on January 1, 2001 and terminates on December 31, 2010. The lease was negotiated on terms that management believes are at market rates. The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year. There were no amounts due at year end, and payments under the lease totaled approximately $278,600 during the year ended December 31, 2005.

In July 2005, we entered into an employment agreement with Kevin J. Duffy for him to serve as our President and Chief Operating Officer. Mr. Duffy had previously been Chief Executive Officer of Proxim Corporation. Mr. Duffy ceased to be our President and Chief Operating Officer effective September 15, 2005. In October 2005, we signed a letter agreement, dated September 30, 2005, with Mr. Duffy relating to the termination of his employment with us. We agreed to pay Mr. Duffy $75,000. In addition, we agreed to continue Mr. Duffy’s medical and dental insurance at the same cost to Mr. Duffy as when he was an employee through December 31, 2005 should Mr. Duffy elect to continue those benefits under COBRA. Mr. Duffy agreed to be available for consulting services through December 31, 2005 at no further cost to us and provided a general release of claims to us. The letter agreement terminated Mr. Duffy’s employment agreement with us except for Section 8 of that agreement (which addresses confidential information, non-competition, and intellectual property), which survives in accordance with its terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND OUR DIRECTORS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our outstanding common stock as of March 29, 2006 (unless otherwise noted) by:

•     each person or group that we know owns more than 5% of our common stock,
•     each of our directors,
•     each of our named executive officers, and
•     all of our current directors and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. The percentage beneficially owned by each person is based upon 21,540,865 shares of our common stock outstanding on March 29, 2006. Shares of common stock that we may issue upon the exercise of options currently exercisable or exercisable within 60 days of March 29, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless we otherwise indicate, the address for each 5% stockholder is 2115 O’Nel Drive, San Jose, CA 95131.

	Shares Issuable pursuant to Options	Number of Shares Beneficially Owned
Name of Beneficial Owner	Exercisable within 60 days of March 29, 2006	(Including the Number of Shares shown in the first column)	Percentage of Shares Outstanding
Funds managed by Mobius Venture Capital 3000 El Camino Real, Suite 500 Palo Alto, CA 94306 (1)	0	3,269,294	15.2%
Concorde Equity II, LLC (2)	0	2,596,340	12.1%
Robert E. Fitzgerald (2)	365,558	3,003,148	13.7%
Patrick L. Milton	44,186	57,904	*
David L. Renauld (3)	100,193	108,758	*
Daniel A. Saginario	46,250	48,750	*
John W. Gerdelman	27,500	27,500	*
Robert A. Wiedemer	42,500	42,575	*
David E. Olson (4)	0	0	*
Kevin J. Duffy (5)	0	0	*
All current executive officers and directors as a group (6 persons)	626,187	3,288,635	14.8%
___________________________
* Less than 1%.
(1)	The number of shares beneficially owned by funds managed by Mobius Venture Capital is based solely on information contained in public filings made by Mobius Venture Capital with the SEC.
(2)
Mr. Fitzgerald is President and Managing Member of Concorde Equity II. Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Concorde Equity II. The number of shares shown as beneficially owned by Mr. Fitzgerald includes the shares shown as beneficially owned by Concorde Equity II. Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity II, except to the extent of his pecuniary interest in those shares.

(3)	Mr. Renauld has joint ownership and shared voting and investment power with his wife with respect to 1,250 shares of our common stock.
(4)
Mr. Olson was our Senior Vice President Operations and Global Sales from July 27, 2005 until December 8, 2005 and was President and Chief Operating Officer of Proxim Wireless from December 8, 2005 until April 10, 2006.

(5)
Mr. Duffy was our President and Chief Operating Officer from July 27, 2005 until September 15, 2005. The number of shares beneficially owned by Mr. Duffy is based on information available to us at the time of Mr. Duffy’s departure and may have changed since September 2005.

EXECUTIVE COMPENSATION

Summary Compensation. The following table summarizes the compensation earned for services rendered to us in all capacities during 2005 by our Chief Executive Officer and our other executive officers in 2005. We refer to these executives as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation Table
For 2003, 2004, and 2005

Long-Term Compensation
		Annual Compensation			Awards
Name and		Salary	Bonus	Other Annual Compensation	Securities Underlying	All Other Compensation
Principal Position	Year	($)	($)	($)	Options (#)	($)
Robert E. Fitzgerald (a) Chief Executive Officer	2005 2004 2003	292,246 261,538 250,000	224,200 150,000 100,000	- - -	500,000 90,000 -	11,220(b) 9,028(c) 6,810(d)
Patrick L. Milton (e) Chief Financial Officer and Treasurer	2005 2004 2003	165,415 153,946 128,077	65,660 24,000 10,000	- - -	10,000 50,000 -	550(f) 267(f) -
David L. Renauld Vice President, Corp. Affairs, General Counsel, and Secretary	2005 2004 2003	176,788 164,231 153,774	70,177 26,000 -	-	10,000 42,500 25,000	126(f) 294(f) 109(f)
David E. Olson (g) Former President and Chief Operating Officer of Proxim Wireless	2005	128,212	28,024	48,418(h)	150,000	2,023(f)
Kevin J. Duffy (i) Former President and Chief Operating Officer	2005	43,116	-	124,039(j)	-	165(f)
___________________________
(a)	Mr. Fitzgerald became our Chief Executive Officer in April 2003. Amounts shown for periods before that date are amounts Mr. Fitzgerald earned in his similar position with Young Design.
(b)	Represents health insurance premiums of $10,953 and term life insurance premiums of $267 paid by the company.
(c)	Represents health insurance premiums of $8,450 and term life insurance premiums of $578 paid by the company.
(d)	Represents health insurance premiums paid by the company.
(e)	Mr. Milton became our Chief Financial Officer and Treasurer in April 2003. Amounts shown for periods before that date are amounts Mr. Milton earned in his similar position with Young Design.
(f)	Represents premiums on term life insurance paid by Terabeam.
(g)
Mr. Olson was our Senior Vice President Operations and Global Sales from July 27, 2005 until December 8, 2005 and was President and Chief Operating Officer of Proxim Wireless from December 8, 2005 until April 10, 2006.

(h)	Represent sales commissions paid to Mr. Olson in 2005.
(i)	Mr. Duffy was our President and Chief Operating Officer from July 27, 2005 until September 15, 2005.
(j)	Represents a severance payment of $75,000 and accrued vacation of $49,039 paid to Mr. Duffy upon termination of employment.

Option Grants in 2005. The following table provides information regarding all options granted to our named executive officers in 2005. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of our common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC’s rules and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of our common stock. We may not achieve the rates of appreciation assumed in this table, and our named executive officers may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

Option Grants in 2005

	Individual Grants				Potential
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Fiscal Year (%)	($/Share)	Date	5% ($)	10% ($)
Robert E. Fitzgerald	500,000	34.3	$3.34	2/9/2010	461,390	1,019,552
Patrick L. Milton	10,000	0.7	$2.73	9/14/2010	7,542	16,667
David L. Renauld	10,000	0.7	$2.73	9/14/2010	7,542	16,667
David E. Olson (1)	150,000	10.3	$2.73	4/10/2006	113,137	250,004
Kevin J. Duffy	0	-	-	-	-	-
_____________________________
(1) The 150,000 options granted to Mr. Olson terminated on April 10, 2006, Mr. Olson’s last day of employment with us.

All options were granted at fair market value on the date of grant as determined by our board of directors. The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

40% of the stock options granted to Mr. Fitzgerald vested on the date of grant, and an additional 20% vest on each of the first three anniversaries of the date of grant. Further, all of the unvested stock options granted to Mr. Fitzgerald in 2005 will become fully vested if Terabeam terminates Mr. Fitzgerald’s employment without “good cause” (as defined in his employment agreement) or if Mr. Fitzgerald terminates his employment for “good reason” (as defined in his employment agreement), in either case within six months following or in the three months preceding a “change of control” of Terabeam (as defined in his employment agreement) provided Mr. Fitzgerald provides a release of claims to Terabeam.

The options granted to Messrs. Milton and Renauld vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on each quarterly anniversary of the date of grant until fully vested. Half of the unvested options that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

•
a merger or consolidation of our company with any other company (other than such a transaction in which the pre-transaction shareholders of our company would own more than 50% of the resulting or combined company)

•	the sale of substantially all of our assets
•	the sale of more than 50% of our outstanding stock to an unrelated person or group

All stock options granted to the named executive officers in 2005 terminate on the earliest of:

•	three months after the date of termination of the executive’s employment if he ceases to be employed by us except as a result of his death or disability
•	one year after his death or disability
•	5 years from the date of grant

However, if Mr. Fitzgerald’s employment is terminated by Terabeam without good cause or by Mr. Fitzgerald with good reason, either in connection with a change of control of Terabeam or not, the options granted to Mr. Fitzgerald in 2005 will expire on the earlier of one year after termination or their scheduled expiration date provided Mr. Fitzgerald provides a release of claims to Terabeam.

As described above, all options granted to Mr. Olson in 2005 terminated effective April 10, 2006, Mr. Olson’s last day of employment with us.

Aggregated Option Exercises and Fiscal Year-End Option Values. The following table provides information regarding stock options exercised in 2005 and the value of all unexercised options held by our named executive officers at the end of 2005. The value realized upon the exercise of options is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the Nasdaq Capital Market, less the applicable option exercise prices. The value of unexercised in-the-money options represents the difference between the fair market value of our common stock on December 31, 2005 ($2.78 per share) and the option exercise price, multiplied by the number of shares underlying the option.

2005 Aggregated Option Exercises
and Fiscal Year-End Option Values

	Shares		Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- the-Money Options at Fiscal Year-End ($)
Name	Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Fitzgerald	10,313	5,982	253,496	336,504	2,010	990
Patrick L. Milton	0	0	41,905	22,002	9,802	2,558
David L. Renauld	0	0	98,849	19,190	56,937	3,058
David E. Olson	0	0	0	150,000	0	7,500
Kevin J. Duffy	0	0	0	0	0	0

Employment Agreements and Change-of-Control Provisions

Employment Agreement with Robert Fitzgerald

On February 9, 2005, our board of directors approved a new employment agreement with Robert E. Fitzgerald, our chief executive officer, and Mr. Fitzgerald and we have executed that agreement. This agreement replaced the employment agreement, dated March 1, 1999, between Mr. Fitzgerald and Young Design, Inc.

Under the employment agreement, we agreed to employ Mr. Fitzgerald as our chief executive officer. Mr. Fitzgerald will report directly to the board, and our other officers and employees will report to Mr. Fitzgerald. The agreement also contemplates that Mr. Fitzgerald will continue to serve on our board of directors. The employment agreement has an initial term of five years, commencing January 1, 2005, unless sooner terminated and may be renewed for additional periods if we give Mr. Fitzgerald notice of our intention to renew or negotiate a new agreement at least 90 days prior to the expiration of the term. Mr. Fitzgerald’s annual base salary is set at $295,000 subject to future adjustment. In April 2006, our board of directors agreed to increase Mr. Fitzgerald’s annual base salary to $309,000. In addition, Mr. Fitzgerald is entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors. At target performance levels, Mr. Fitzgerald shall receive a cash bonus equal to 100% of his base salary. The board decided that Mr. Fitzgerald’s bonus for 2005 and 2006 would be based on the following components with the following weightings: revenue (25%), operating income/loss (15%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), compliance with requirements of the Sarbanes-Oxley Act of 2002 (5%), compliance with Securities and Exchange Commission filing requirements (5%), product availability (5%), and employee development (5%). Mr. Fitzgerald is also entitled to receive additional bonus awards at the discretion of the board. Mr. Fitzgerald receives five weeks of paid vacation per year. Mr. Fitzgerald receives medical, life, disability, and accidental death and dismemberment insurance and is also entitled to participate in our other benefit programs for executives or other employees. If we issue equity rights in any of our subsidiaries or controlled entities to other employees, Mr. Fitzgerald is also entitled to receive equity rights no less than the amount granted to the largest grantee with no less favorable terms.

Mr. Fitzgerald may be entitled to receive severance benefits after termination of employment depending on the circumstances under which his employment terminates. If Mr. Fitzgerald’s employment is terminated by us for good cause (as narrowly defined in the employment agreement) or by Mr. Fitzgerald without good reason (as defined in the employment agreement), Mr. Fitzgerald will not be entitled to severance benefits. Mr. Fitzgerald will be entitled to severance benefits if his employment is terminated by us without good cause or by Mr. Fitzgerald for good reason. In those situations, Mr. Fitzgerald generally is entitled to severance benefits of (a) a lump-sum payment equal to twelve months of base salary, (b) a lump-sum payment equal to the greater of his annual bonus at target performance levels for the portion of the year actually worked or six months pro rata bonus at target performance levels, and (c) continuation of specified insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof. However, if Mr. Fitzgerald’s employment is terminated by us without good cause or by Mr. Fitzgerald for good reason within a six month period following or at any time within the three month period prior to a change in control of Terabeam, Mr. Fitzgerald is entitled to severance benefits of (a) a lump-sum payment equal to twenty-one months of base salary, (b) a lump-sum payment equal to twenty-one months of his annual bonus at target performance levels, (c) continuation of specified insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof, and (d) vesting in full of his outstanding stock options and other unvested benefits. Our obligation to provide these severance benefits is contingent on Mr. Fitzgerald providing a release of claims to us. There is no requirement on the employee to mitigate these benefits by seeking other employment.

The employment agreement contemplates Mr. Fitzgerald being granted options to purchase 500,000 shares of our common stock. Mr. Fitzgerald acknowledged that this grant was in lieu of all future annual option grants during the initial five-year term of the employment agreement. We have granted these options pursuant to a non-qualified stock option agreement, dated as of February 9, 2005, the terms of which are described above under “Option Grants in 2005.”

Mr. Fitzgerald agreed not to compete with us and not to adversely interfere with our employee, customer, supplier, and other business relationships during his employment and for one year after termination of his employment for any reason, provided that we are in compliance with any obligation to provide severance benefits to Mr. Fitzgerald. He agreed to disclose to us any business opportunity relating to our current or contemplated business that he conceives or of which he becomes aware during his employment by us. He agreed to treat our non-public information confidentially, to use it only in the course of performing his duties, and to return all of our business information and other property to us in the event of his termination. Mr. Fitzgerald also agreed to assign to us any inventions and intellectual property he develops during his employment except for any invention developed by him on his own time using his own facilities that do not result from his work for us or relate to our current or contemplated business.

Employment Agreement with David Renauld

We have an employment agreement with Mr. Renauld. The employment agreement had an original term of 24 months and renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for Mr. Renauld was initially set at an annual base salary in the amount of $153,774. Under his original agreement, Mr. Renauld was entitled to an annual car allowance of $7,800.

Mr. Renauld is entitled to receive severance payments for either eleven months or twenty-four months after termination of his employment depending on the circumstances under which his employment terminates. If we terminate his employment for cause, he will not be entitled to severance payments. He will be entitled to eleven months of severance if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason (as defined in the employment agreement) after a change of control of Terabeam. The maximum 24-month severance period will apply only if we terminate his employment without cause after Terabeam undergoes a change of control (as defined in the employment agreement) that was not approved by a majority of our board of directors. The full amount of the severance payment would be paid on the last day of employment. There is no provision reducing severance payments by amounts earned by him at subsequent employment or for us to continue to provide benefits (or cash in lieu thereof) to him for any period following termination of employment.

Mr. Renauld also agreed to provide consultation and advice to us for a period of up to three months following termination of his employment.

The employment agreement also contains additional provisions stating that Mr. Renauld’s last day of employment will be established either by us upon thirty days notice to him or by Mr. Renauld upon thirty days notice to us. However the date is set, the termination will be treated as an involuntary termination by us without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

Following the completion of our business combination with Young Design in April 2003, our board of directors approved the terms of an amended employment agreement with Mr. Renauld. Under the terms approved by the board, Mr. Renauld would continue in his current role with his current salary (which may be adjusted in the future). He would no longer receive his annual car allowance. Mr. Renauld would be entitled to receive severance under similar circumstances as contemplated under his current agreement, but the amount of severance would be eleven months of base salary. We have not yet executed an amended employment agreement with Mr. Renauld reflecting the foregoing terms.

Employment Agreement with David Olson

In December 2005, our subsidiary Proxim Wireless entered into an employment agreement with Mr. Olson. This agreement replaced the employment agreement that had been entered into between Terabeam and Mr. Olson in July 2005. Mr. Olson’s employment was “at will” and subject to termination at any time by either Proxim Wireless or Mr. Olson subject to the other terms of the agreement. Mr. Olson’s base salary was $295,000 per year. Mr. Olson was eligible for an annual bonus pursuant to an incentive plan to be established by Proxim Wireless’ board of directors with a target annual bonus opportunity of at least 75% of Mr. Olson’s base salary including quarterly revenue based bonuses. Mr. Olson agreed to keep Proxim Wireless’ and Terabeam’s information confidential. During his employment and for one year thereafter, Mr. Olson agreed not to compete with Proxim Wireless and Terabeam and to not solicit employees of Proxim Wireless or Terabeam subject to the provisions of California law

Mr. Olson resigned his employment with Proxim Wireless effective April 10, 2006.

Employment Agreement with Kevin Duffy

In July 2005, we entered into an employment agreement with Kevin J. Duffy for him to serve as our President and Chief Operating Officer. This employment agreement was terminated in connection with Mr. Duffy leaving our employment in September 2005. See “Material Relationships and Related Party Transactions” above.

Acceleration of Vesting of Stock Options upon a Change of Control

Generally, agreements reflecting stock options granted to our employees in 2005 provide that half of the unvested options that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

•
a merger or consolidation of our company with any other company (other than such a transaction in which the pre-transaction shareholders of our company would own more than 50% of the resulting or combined company)

•	the sale of substantially all of our assets
•	the sale of more than 50% of our outstanding stock to an unrelated person or group

The employment agreement of Mr. Fitzgerald contains other provisions relating to the acceleration of stock options as described above in this section and also under “Executive Compensation - Option Grants in 2005.”

Director Compensation

On February 9, 2005, our board of directors unanimously adopted a policy statement concerning the compensation of directors of Terabeam who are not insiders. This policy statement sets out guidelines for compensation of our board members who are not employees or other insiders of Terabeam. Any board member determined by the board to be an employee or other insider of Terabeam does not receive any compensation pursuant to this policy statement.

The policy statement contemplates the following cash compensation:

•	a $17,000 annual retainer for serving on the board
•	an additional $9,000 annual retainer for serving as chairperson of the board
•	an additional $7,500 annual retainer for serving as chairperson of the audit committee of the board
•	an additional $4,000 annual retainer for serving as a non-chair member of the audit committee of the board
•	an additional $2,000 annual retainer for serving as chairperson of the compensation committee of the board
•	an additional $1,000 annual retainer for serving as a non-chair member of the compensation committee of the board
•	an additional $1,000 annual retainer for serving as chairperson of the governance and nominating committee of the board
•	an additional $500 annual retainer for serving as a non-chair member of the governance and nominating committee of the board

No additional compensation is paid for attending board or committee meetings. Directors are also entitled to reimbursement for expenses incurred to attend board and committee meetings held in person or otherwise incurred on our behalf.

The policy statement also contemplates the following equity compensation:

•
for each new director elected or appointed to the board, a non-qualified stock option to purchase 50,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant

•
for each incumbent director, a fully vested, non-qualified stock option to purchase 15,000 shares of our common stock granted immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

The exercise price for all stock options granted pursuant to this policy statement is to be the fair market value of our common stock on the date of grant.

In addition to the compensation described above, the policy statement contemplates that board members may be periodically granted special additional consideration, in cash or non-qualified stock options, in recognition of extraordinary demands, additional committee assignments, or other circumstances deserving of special consideration.

The policy statement may be altered at any time by the board of directors. The policy statement does not constitute a contract, and the terms of the policy statement are not intended to create any binding obligations on us or enforceable rights of any director.

In May 2005, we granted an option to purchase 15,000 shares of our common stock at $2.40 per share to each of Mr. Saginario and Mr. Wiedemer immediately following our annual stockholders meeting and their re-election to our board. Those grants were in accordance with the annual stock option grants described in the director compensation policy above. All of these exercise prices were the fair market value of our stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2005 were and currently are Messrs. Saginario (Chair), Gerdelman, and Wiedemer.

None of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Compensation Committee Report on Executive Compensation

Overall Policy

Our executive compensation program is designed to be closely linked to corporate performance and return to stockholders by linking executive compensation to our success. The overall objectives of this strategy are to provide competitive salaries necessary to attract and retain the highest quality talent, to reward performances that accomplish our goals and priorities, and to provide incentives that link the executive officers’ opportunities for financial reward with that of the stockholders.

The Compensation Committee is responsible for setting and administering the policies that govern the compensation of our executive officers. Generally, the three principal components of the compensation program for executive officers are base salary, bonus, and equity-based incentives (typically stock options), although awards are not necessarily granted in all three categories every year. In reaching decisions on compensation, the Compensation Committee also takes into account the full compensation package provided by Terabeam to the officers, including severance plans, insurance, and benefits generally available to all employees of Terabeam.

This report addresses our compensation policies as they relate to compensation reported for 2005.

Salary Administration

The ranges of appropriate base salaries for executives are determined based in part on analysis of salary data on positions of comparable responsibility within the telecommunications industry. Salaries of executive officers are reviewed annually, and any adjustments are made by evaluating the performance of Terabeam and of each executive officer and taking into account any change in the executive’s responsibilities. Exceptional performances are generally compensated with performance-related bonuses rather than raising base salaries, reflecting the Compensation Committee’s emphasis on linking pay to performance criteria. In 2005, the Compensation Committee increased the annual base salary of Mr. Milton by $12,800 and Mr. Renauld by $13,680.

Bonus Program

Executives are eligible to receive bonuses based on the overall performance of Terabeam and based on individual achievement. Bonuses are awarded based upon the recommendation of the Chief Executive Officer and the Compensation Committee’s evaluation of the executive officer’s achievement of his goals. In 2005, the Compensation Committee awarded a cash bonus of $65,660 to Mr. Milton, $70,177 to Mr. Renauld, and $28,024 to Mr. Olson. Mr. Olson also received sales commissions of $48,418 in 2005. See “Executive Compensation - Summary Compensation Table for 2003, 2004, and 2005.”

Stock Option Program

Under our active stock plans, we may grant stock options and stock appreciation rights to any or all of our directors, employees, officers, and consultants. The Compensation Committee believes that long-term incentive awards, such as stock options, link the executive’s opportunity for financial reward with that of the stockholders, in that the value of an executive’s stock options increases as the value of the stockholders’ stock increases. The Compensation Committee granted options to executive officers in order to continue to incentivize the officers towards the achievement of our long-term goals. In 2005, Mr. Milton was granted options for 10,000 shares of our common stock; Mr. Renauld was granted options for 10,000 shares of our common stock; and Mr. Olson was granted options for 150,000 shares of our common stock. See “Executive Compensation - Option Grants in 2005.”

Compensation of the Chief Executive Officer

Mr. Fitzgerald’s 2005 base compensation was pursuant to an employment contract executed in February 2005. In 2005, the Compensation Committee elected to increase Mr. Fitzgerald’s base compensation by $32,500 or approximately twelve percent in connection with the execution of that new agreement. In April 2006, the Compensation Committee elected to increase Mr. Fitzgerald’s base compensation by $14,000 or approximately 4.7 percent. These increases were both a market adjustment for Mr. Fitzgerald’s salary and a merit increase. The Compensation Committee’s determination of the amount of Mr. Fitzgerald’s bonus was made after a review of the achievement of Mr. Fitzgerald’s goals for the year. The Compensation Committee awarded Mr. Fitzgerald a cash bonus of $224,200 in 2005. See “Executive Compensation - Summary Compensation Table for 2003, 2004, and 2005.” Mr. Fitzgerald was granted options for 500,000 shares of our common stock in 2005. See “Executive Compensation - Option Grants in 2005.”

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits Terabeam’s ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of Terabeam (other than the chief executive officer) in any year, unless the compensation qualifies as “performance-based compensation.” The aggregate base salaries, bonuses and non-equity compensation of each of Terabeam’s officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit. The Compensation Committee’s policy with respect to equity compensation is that it would prefer to cause the compensation to be deductible by Terabeam; however, the Compensation Committee also weighs the need to provide appropriate incentives to Terabeam’s officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of equity compensation that does not qualify as performance-based compensation. The Compensation Committee has granted and may continue to grant equity compensation to Terabeam’s officers that does not qualify as performance-based compensation that could be in excess of the Section 162(m) limits in circumstances when the Committee believes such grants are appropriate.

Compensation Committee
Daniel A. Saginario, Chair
John W. Gerdelman
Robert A. Wiedemer

STOCK PERFORMANCE GRAPH

The graph below provides an indicator of the cumulative total shareholder return for our common stock for the period beginning on December 31, 2000 through the end of our most recently-completed fiscal year (December 31, 2005), as compared to the returns of (i) The Nasdaq Stock Market (U.S.) and (ii) the Nasdaq Electronic Components Stocks Index during the same period. The graph assumes that $100 was invested on December 31, 2000 in our common stock (at the split-adjusted price of $7.25) and in The Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stocks Index and that, as to the indices, dividends were reinvested. We have not, since our inception, paid any dividends on our common stock.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
Terabeam	$100	$39.71	$9.93	$75.15	$80.53	$38.33
Nasdaq Stock Market (U.S.)	$100	$79.32	$54.84	$81.99	$89.22	$91.12
Nasdaq Electronic Components	$100	$68.32	$36.58	$70.40	$55.68	$55.17

PROPOSAL 2
APPROVAL OF AMENDMENT TO 2004 STOCK PLAN
INCREASING ISSUABLE SHARES

Summary

The board of directors has authorized, and recommends for your approval, an amendment to our 2004 Stock Plan to increase the shares of common stock issuable thereunder by 1,000,000. Our stockholders have previously approved 2,150,000 shares for issuance under the 2004 Stock Plan. If the proposed amendment to the 2004 Stock Plan is approved, that number would be increased to 3,150,000.

On March 29, 2006, our aggregate stock plan pool under all of our stock plans, including the 2004 Stock Plan, consisted of 2,415,594 shares, 1,963,365 shares of which were subject to outstanding stock options and 452,229 shares of which were available for future issuance. If the proposed amendment to the 2004 Stock Plan is approved, our aggregate stock plan pool would be 3,415,594 shares (as may be reduced by exercises or forfeitures of outstanding options after March 29, 2006).

Reasons for Proposed Increase in Stock Pool

We are seeking stockholder approval of an increase in the number of shares issuable under our 2004 Stock Plan to improve our ability to attract, retain, and motivate our management and other employees. We believe that equity compensation aligns the interests of employees and non-employee directors with the interests of our other stockholders. Historically, we have generally awarded only stock options to our employees and non-employee directors, but we may grant other forms of stock awards (such as restricted stock) to our employees in the future. We believe that use of equity compensation provides an important tool for attracting, retaining, and motivating our employees and those who might serve as our consultants and allows us to maintain a competitive compensation program without increasing the use of cash.

The 2004 Stock Plan was designed to be flexible in providing for a variety of types of equity-based incentive awards, including incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, and stock appreciation rights. We believe that the flexible plan structure of the 2004 Stock Plan is important given the evolving nature of financial accounting and tax rules concerning equity-based incentive awards. Like our other stock plans, the 2004 Stock Plan contains no “evergreen” or automatic replenishment provisions by which the number of shares available for issuance under the plan would be automatically increased either periodically or based on specific events. That is why our board is seeking stockholder approval to increase the shares issuable under the plan.

On February 2, 2006, our board of directors approved the proposed amendment to the 2004 Stock Plan, subject to stockholder approval at the May 23, 2006 annual meeting. The board reviewed the number of future options or awards that may be granted under our existing stock plans. Based on this review, the board determined that an insufficient number of shares are currently available under these plans to enable us to provide future grants of stock options and other stock awards to our employees and non-employee directors. The board determined it would be appropriate to amend the 2004 Stock Plan instead of establishing a new plan given the recent nature of our 2004 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 STOCK PLAN INCREASING THE SHARES ISSUABLE THEREUNDER BY 1,000,000.

PROPOSAL 3
APPROVAL OF AMENDMENT TO 2004 STOCK PLAN
CAPPING ANNUAL GRANTS

Summary

The board of directors has authorized, and recommends for your approval, an amendment to our 2004 Stock Plan to cap at 500,000 the number of shares of our common stock with respect to which stock rights under that plan may be granted to any participant in any calendar year.

Specifically, the board of directors recommends adding a new Section 4(b) to our 2004 Stock Plan providing that, in no event, may any plan participant be granted stock rights under that plan with respect to more than 500,000 shares of our common stock (which number may be adjusted in accordance with the plan) in any calendar year. The number of shares of our common stock relating to a stock right granted to a participant in a calendar year that is subsequently forfeited, cancelled, or otherwise terminated will continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of a stock right is subsequently reduced, the transaction will be deemed a cancellation of the original stock right and the grant of a new one so that both transactions will count toward the maximum shares issuable in the calendar year of each respective transaction. The full text of proposed new Section 4(b) of our 2004 Stock Plan is included in Appendix A to this proxy statement.

Reason for Proposed Cap on Annual Grants

We are seeking stockholder approval of a cap on annual grants under our 2004 Stock Plan in order to enable us to obtain tax benefits that are available to us only if we obtain such stockholder approval. Section 162(m) of the Internal Revenue Code limits our ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated officers in any year, unless the compensation qualifies as “performance-based compensation.” With respect to grants under stock plans such as our 2004 Stock Plan, Section 162(m) requires that, in order for equity compensation eligible to be treated as performance-based compensation to be treated as such, the stock plan pursuant to which equity awards are granted must state the maximum number of shares that may be the subject of stock rights granted to any participant in any year, and that limit must be approved by stockholders. Our 2004 Stock Plan does not currently contain a stockholder-approved maximum number. Our board of directors would prefer compensation paid to our officers, including equity compensation, to be deductible for income tax purposes to the extent permitted by law. For this reason, our board of directors approved this amendment to our 2004 Stock Plan in April 2006 subject to stockholder approval at the May 23, 2006 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 STOCK PLAN ADDING A PROVISION CAPPING AT 500,000 THE NUMBER OF SHARES OF OUR COMMON STOCK WITH RESPECT TO WHICH STOCK RIGHTS UNDER THE PLAN MAY BE GRANTED TO ANY PARTICIPANT IN ANY CALENDAR YEAR.

Equity Compensation Plan Information

The following table and narrative provide information about our equity compensation plans as of December 31, 2005. As such, these numbers do not reflect the proposed increase of 1,000,000 shares issuable under the 2004 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,949,163	$3.41	444,255 (2)
Equity compensation plans not approved by security holders	43,739	$2.11	0
Total	1,992,902	$3.38	444,255
___________
(1) This column does not reflect the options outstanding on December 31, 2005 to purchase 50,144 shares of our common stock at an exercise price of $1.60 per share that we assumed in connection with our combination with Young Design, Inc. on April 1, 2003. Those options had been issued under an equity compensation plan that was approved by Young Design’s stockholders. No future grants of options may be made under that plan. This column also does not reflect the warrants outstanding on December 31, 2005 to purchase 116,118 shares of our common stock at a weighted average exercise price of $1.72 per share that we assumed in connection with our acquisition of Terabeam Corporation in June 2004.
(2) Consists of shares available for future issuance under our 2004 Stock Plan.

On July 17, 2001, our board of directors adopted our 2001 Nonqualified Stock Plan and reserved 375,000 shares of our common stock for issuance pursuant to that plan. The 2001 plan provided for the grant of non-qualified stock options, performance share awards, and stock awards (restricted or unrestricted) to directors, officers, and employees. The compensation committee of the board of directors generally administers the 2001 plan and recommended to the board of directors or decided itself the terms of stock rights granted, including the exercise price, the number of shares that may be purchased under individual option awards, and the vesting period of options. The board of directors may amend, modify, or terminate the 2001 stock plan at any time as long as the amendment, modification, or termination does not impair the rights of plan participants under outstanding options or other stock rights. Effective September 9, 2004, the 2001 plan was amended to reduce the number of shares of our common stock issuable thereunder to 175,764, which was the number of shares subject to outstanding options as of that date. No further grants or awards will be made pursuant to the 2001 plan.

The 2004 Stock Plan provides for the granting of stock options, stock awards, stock appreciation rights, and other equity-based awards to our employees, directors, and consultants. The maximum number of shares of our common stock that may be granted or issued under the 2004 Stock Plan is currently 2,150,000 shares and will be 3,150,000 shares if the proposed amendment is approved by our stockholders. Based on the closing price of our common stock on the Nasdaq Capital Market on March 29, 2006 of $3.83 per share, the market value of 3,150,000 shares of our common stock was $12,064,500 and of 1,000,000 shares of our common stock was $3,830,000. Once the proposed amendment to the 2004 Stock Plan is approved by our stockholders, equity grants may be made and shares issued under the plan as amended without further stockholder approval.

A summary of the principal features of the 2004 Stock Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the 2004 Stock Plan, which is attached as Appendix A to this proxy statement. Both the summary below and the attached text of the 2004 Stock Plan are of the 2004 Stock Plan assuming each of the two proposed amendments is approved. The only differences between the plan as it currently exists and the plan as amended are the number of shares of our stock issuable thereunder and an annual cap on grants.

Description of 2004 Stock Plan As Amended

The following summary outlines the principal features of the 2004 Stock Plan as amended (the “Plan”).

Purpose. The purpose of the Plan is to provide directors, officers, employees, and consultants of Terabeam and its affiliates with additional incentives to contribute to Terabeam’s future growth and success by increasing their capital stock ownership in Terabeam. The Plan provides a flexible framework that will permit our board of directors to develop and implement a variety of stock-based programs based on changing needs of Terabeam, its competitive market, and regulatory climate. Our board of directors believes it is in the best interest of our stockholders for officers, employees, and members of the board of directors of Terabeam to own stock in Terabeam and that such ownership will enhance Terabeam’s ability to attract highly qualified personnel, strengthen its retention capabilities, enhance the long-term performance of Terabeam and its subsidiaries, and vest in participants a proprietary interest in the success of Terabeam and its subsidiaries.

Eligibility. All directors, officers, employees, and consultants of Terabeam and its affiliates are eligible to participate in the Plan. As of March 29, 2006, we had 4 directors, 3 of whom are not current Terabeam employees, and approximately 263 employees.

Administration. Our board of directors and the Compensation Committee of our board of directors (collectively referred to as the “Plan Committee”) administer the Plan. The Plan Committee has broad powers to administer the Plan, including the authority to determine the persons to whom equity grants are made, the type of the grant, the size of the grant, any vesting provisions, the exercise or purchase price, the duration of the equity grant, any restrictions on the equity grant, and the other terms and conditions of any grant.

Term of Plan. The Plan will remain in effect until August 4, 2014 unless terminated earlier by the board of directors. No equity grant may be made after the Plan has been terminated.

Maximum Number of Shares Issuable. The maximum number of shares of our common stock that may be issued or issuable under the Plan may not exceed 3,150,000 shares. All shares will be newly issued by Terabeam or from Terabeam’s treasury stock upon the exercise of an equity grant under the Plan. The number of shares which may be issued under the Plan is subject to adjustment upon the occurrence of certain corporate events including the issuance of dividends in the form of stock, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, and liquidations. Shares of our common stock subject to equity grants under the Plan which have expired, terminated, or been canceled or forfeited will be available for issuance or use in connection with future equity grants.

Annual Cap on Individual Awards. In no event may any Plan participant be granted stock rights under the Plan with respect to more than 500,000 shares of our common stock (which number may be adjusted in accordance with the Plan) in any calendar year. The number of shares of our common stock relating to a stock right granted to a participant in a calendar year that is subsequently forfeited, cancelled, or otherwise terminated will continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of a stock right is subsequently reduced, the transaction will be deemed a cancellation of the original stock right and the grant of a new one so that both transactions will count toward the maximum shares issuable in the calendar year of each respective transaction.

Award Types. Individual awards under the Plan may take the form of one or more of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), and stock purchases or awards (either restricted or unrestricted). Although we believe that performance-based long-term incentives are a necessary component of our compensation program, we have designed the Plan to allow for flexibility to issue the types of equity-based compensation we believe are most appropriate in the circumstances.

Incentive Stock Options. Only employees of Terabeam or its affiliates may receive incentive stock options. Incentive stock options entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted. The exercise price per share of common stock which may be purchased under an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. If the equity grant recipient owns more than 10% of our stock, then the exercise price must be at least 110% of that fair market value. The aggregate fair market value of all shares of our common stock subject to incentive stock options for an employee which become exercisable by that employee for the first time during any year may not exceed $100,000. Any incentive stock options granted to an employee owning more than 10% of our common stock must expire not more than 5 years from the date of grant, and all other incentive stock options must expire not more than 10 years from the date of grant.

Non-Qualified Stock Options. Non-qualified stock options, which are stock options that are not incentive stock options, entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted. Under the terms of the Plan, the Plan Committee is authorized to set the exercise price of any non-qualified stock options at its discretion. However, given recent developments in federal tax law, the Plan Committee currently expects that the exercise price of any non-qualified stock options will not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. Historically, Terabeam has not issued any stock options with an exercise price less than 100% of the fair market value of a share of our common stock on the date the option is granted.

SARs. SARs may either be issued together with stock options or apart from stock options. SARs are rights that, when exercised, entitle the holder to the appreciation in value of the number of shares of our common stock specified in the grant from either the exercise price of a share under the option (if the SAR is granted with an option) or the date granted (if the SAR is granted apart from any options) to the date exercised. Under the terms of the Plan, the Plan Committee is authorized to provide for payment of a SAR upon exercise in either cash or stock.

Stock Awards and Purchases. Under the Plan, the Plan Committee can issue restricted stock and unrestricted stock awards and bonuses. Restricted stock consists of stock issued under the Plan that is subject to certain restrictions established by the Plan Committee. Unrestricted stock is stock issued under the Plan without transfer, vesting, sale, or other similar restrictions. The Plan Committee can also grant rights to purchase shares of our common stock under the Plan at prices and on such other terms as it determines in its sole discretion.

Exercise of Equity Grant. If applicable, the vested portion of an equity grant may be exercised by giving written notice to Terabeam at its designated office address identifying the equity grant being exercised, specifying the portion of the equity grant being exercised, and providing payment in one of the following forms: (a) United States cash or cash equivalent or (b) at the discretion of the Plan Committee, (i) shares of our common stock previously issued to the equity grant holder having a fair market value on the date of exercise equal to the exercise price of the equity grant, (ii) delivery of the equity grant holder’s promissory note, (iii) a “cashless” exercise in which Terabeam withholds from those shares that would otherwise be obtained on the exercise of such equity grant the number of shares having a fair market value on the date of exercise equal to the aggregate exercise price, (iv) a “cashless” exercise in which the equity grant holder uses a broker to sell the shares on its behalf, to use the proceeds to pay the exercise price and taxes, and then to distribute the excess to the equity grant holder in either cash or stock, or (v) any combination of the above payment options.

Fair Market Valuation Calculation. The fair market value of a share of our common stock will be the closing price on the applicable date on the securities market where our common stock is traded, or if there were no sales on the date of grant, on the next preceding date within a reasonable period on which there were sales. In the event that there were no sales in such a market within a reasonable period or if our common stock is not publicly traded on the applicable date, the fair market value will be as determined in good faith by the Plan Committee in its sole discretion.

Nontransferability of Equity Grants. Equity grants are not assignable or transferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Plan Committee in a specific situation. During the lifetime of the recipient, no equity grant will be exercisable by or payable to anyone other than the recipient or his legal representative or permitted assignee.

Amendments. The Plan may be terminated or amended by our board of directors in any manner allowed by law, but no amendment will be effective without approval of our stockholders if stockholder approval if required by applicable federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. Neither our board of directors nor the stockholders may adversely alter or impair the rights of an equity grant holder without that holder’s consent.

Adjustments. Notwithstanding any other provision of the Plan, the Plan Committee may at any time make or provide for such adjustments to the Plan, to the number and class of shares available under the Plan or to any outstanding equity grants, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of our common stock of other than a normal cash dividend, and changes in our outstanding common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any general offer to holders of our common stock relating to the acquisition of their shares, the Plan Committee may make such adjustment as it deems equitable in respect of outstanding equity grants including, in the Plan Committee's discretion, revision of outstanding equity grants so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Plan Committee will be conclusive.

Withholding. It will be a condition of our obligation to issue common stock upon exercise of an equity grant that the person exercising the equity grant pay, or make provision satisfactory to us for the payment of, any taxes which we are obligated to collect with respect to the issuance of our common stock upon such exercise.

Compliance with Laws. Our obligation to sell and deliver shares of our common stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

Federal Income Tax Consequences of the 2004 Stock Plan As Amended

The following is a brief summary of the principal federal income tax consequences (based on current United States federal income tax laws) to equity grant recipients (“Participants”) and Terabeam relating to stock options and other rights that may be granted under the Plan. The Plan is not qualified under Internal Revenue Code Section 401(a). This summary does not purport to cover all tax consequences relating to options and other rights, does not constitute tax advice, and, among other things, does not describe state, local, or foreign tax consequences.

In general, under the Internal Revenue Code as presently in effect, a Participant will not be deemed to recognize any income for federal income tax purposes at the time a stock option or SAR is granted or a restricted stock award is made, nor will Terabeam be entitled to a tax deduction at that time. However, when any part of a stock option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequence may be summarized as follows:

•      In the case of an exercise of a non-qualified stock option, the Participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price. Upon subsequent disposition of the option stock, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, depending on the length of time the Participant held the option shares.

•      In the case of an exercise of a SAR payable in unrestricted stock, or an award of unrestricted stock, the Participant will generally recognize ordinary income on the date of exercise or award, respectively, in an amount equal to the excess of the fair market value of any unrestricted shares received over the amount paid (if any) upon exercise or award.

•      In the case of an exercise of a non-qualified stock option or SAR payable in restricted stock, or in the case of an award of restricted stock, the federal income tax consequences to the Participant will depend on the nature of the restrictions. Generally, the excess of the fair market value of the stock over the purchase price (if any) will not be taxable to the Participant as ordinary income in the year of receipt. Instead, the Participant will incur tax in the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture in an amount equal to the excess of the fair market value of the stock in such year over the purchase price (if any). However, the Participant may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the Participant makes this election, the amount taxed to the Participant as ordinary income is determined as of the date of receipt of the restricted stock.

•      In the case of incentive stock options, there is generally no income tax liability at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the option price is included in the Participant’s income for purposes of the alternative minimum tax. If no disposition of the incentive stock option stock is made before the later of one year from the date of exercise and two years from the date of grant, the Participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply in the year of sale to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for incentive stock options to be treated as described above, the Participant must remain employed by Terabeam (or a subsidiary in which Terabeam holds at least 50 percent of the voting power) from the incentive stock option grant date until three months before the incentive stock option is exercised. The three-month period is extended to one year if the Participant’s employment terminates on account of death or disability. If the Participant does not meet the employment requirement, the option will be treated for federal income tax purposes as a non-qualified stock option.

•      Terabeam will not receive an income tax deduction as a result of the exercise of an incentive stock option, provided that the incentive stock option stock is held for the required period as described above. Upon the exercise of a non-qualified stock option, the exercise of a SAR, the award of unrestricted stock, or the recognition of income on restricted stock, Terabeam will generally be allowed an income tax deduction equal to the ordinary income recognized by the Participant. However, pursuant to section 162(m) of the Internal Revenue Code, Terabeam may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of a taxable year, is Terabeam’s chief executive officer or among one of its four other highest compensated officers for that year. Under certain circumstances, the compensation attributable to stock awards, stock options, and SARs granted under the Plan may be subject to this deduction limit.

Federal and state income and payroll taxes are required to be withheld by the Participant’s employer on the amount of ordinary income resulting to the Participant from the exercise of a stock option or from the receipt or exercise of any other right as and when such ordinary income is recognized by the Participant under the rules discussed above. However, no income or payroll taxes are required to be withheld if the Participant recognizes ordinary income from the disposition of ISO stock due to the ISO stock not being held for the required periods described above.

As previously stated, the foregoing is a general summary of the principal federal income tax consequences that are generally applicable to Participants in the Plan. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular Participant in light of such Participant’s personal investment circumstances. For precise advice as to any specific transaction, each Participant should consult with his or her tax advisor.

Additional Information Regarding New Plan Benefits

Our current directors, executive officers, and other direct and indirect employees are currently eligible to receive stock options and other equity grants and rights under our 2004 Stock Plan and would continue to be eligible to receive stock options and other equity grants and rights under our 2004 Stock Plan if the proposed amendment to that plan is approved by our stockholders. The following table describes options to purchase shares of our common stock under the 2004 Stock Plan that were held by the following persons as of March 29, 2006:

•	each of our named executive officers
•	our named executive officers as a group
•	each current director (who are also our nominees for election as directors)
•	all current non-employee directors as a group
•	all direct and indirect employees (other than our named executive officers) as a group

Name	Number of Shares subject to Outstanding Options under 2004 Stock Plan as of March 29, 2006	Weighted Average Exercise Price of Those Options
Robert E. Fitzgerald, Chief Executive Officer and director	550,000	$3.28
Patrick L. Milton, Chief Financial Officer and Treasurer	35,000	$2.54
David L. Renauld, Vice President, Corporate Affairs, General Counsel, and Secretary	35,000	$2.54
David E. Olson, Former President and Chief Operating Officer of Proxim Wireless (1)	150,000	$2.73
Kevin J. Duffy, Former President and Chief Operating Officer	0	-
All named executive officers as a group	770,000	$3.11
Daniel A. Saginario	33,750	$2.44
John W. Gerdelman	15,000	$2.47
Robert A. Wiedemer	30,000	$2.44
All current non-employee directors as a group	78,750	$2.44
All employees (other than our named executive officers) as a group	830,786	$2.74
____________________
(1) Mr. Olson’s outstanding options as of March 29, 2006 terminated on April 10, 2006, Mr. Olson’s last day of employment with us.

Future awards under our 2004 Stock Plan are expected to be based upon our performance. Accordingly, future awards under our 2004 Stock Plan are not determinable at this time. Reference is made to the tables captioned “Summary Compensation Table for 2003, 2004 and 2005,” “Option Grants in 2005,” and “2005 Aggregated Option Exercises and Fiscal Year-End Option Values” set forth above in this proxy statement for detailed information about stock option awards and exercises of such awards by certain executive officers under our current stock plans (including our 2004 Stock Plan) during our most recent fiscal years. Reference is made to the discussion under the heading “Director Compensation” set forth above in this proxy statement for information concerning our director compensation plan and stock options awards made to our directors in the most recent fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Each Reporting Person is required by SEC regulation to furnish us with copies of these Section 16(a) reports. Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2005) except that Concorde Equity II, LLC was late in filing its initial statement of beneficial ownership of our securities; each of Mr. Saginario and Mr. Wiedemer was one day late in reporting the options to purchase 15,000 shares of our common stock granted to them in May 2005; and Mr. Fitzgerald and Concorde Equity II, LLC were one day late in reporting sales of 5,000 shares made by them in October 2005.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Fitzgerald, Snyder & Co., P.C., independent certified public accountants, served as our auditors for the fiscal year ended December 31, 2005. We have not yet selected our independent auditors for 2006. Given the dramatic increase in auditing and related fees, we are currently evaluating a number of different potential independent auditors for 2006. We do not expect a representative of Fitzgerald, Snyder & Co., P.C. to be present at the annual meeting.

Change of Auditors

On October 28, 2004, we were advised by BDO Seidman, LLP, our independent accountants at the time, that it was declining to stand for re-election as our independent accountants. The reports of BDO Seidman, LLP on the financial statements of Terabeam, Inc. and subsidiaries for the year ended December 31, 2003 (the only year for which BDO Seidman, LLP issued such reports) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. From the engagement of BDO Seidman, LLP by us on May 1, 2003 through October 28, 2004, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused them to make reference thereto in their report on the financial statements for the applicable periods. Further, during that same time period, there were no “reportable events” as described in Item 304 of Regulation S-K except that on March 25, 2004 we announced that, based on input from BDO Seidman, LLP, we would restate our fiscal year 2003 financial statements as well as our financial statements for the second and third financial quarters ended June 30, 2003 and September 30, 2003, respectively. Our fiscal year end 2003 financial statements had previously been audited by BDO Seidman, LLP, and our June 30, 2003 and September 30, 2003 financial statements had been reviewed by BDO Seidman, LLP. The Audit Committee of our board of directors considered and discussed the input from BDO Seidman, LLP with that firm. On March 25, 2004, we did file an amended Annual Report on Form 10-K for the period ended December 31, 2003, an amended Quarterly Report on Form 10-Q for the period ended June 30, 2003, and an amended Quarterly Report on Form 10-Q for the period ended September 30, 2003. We have authorized BDO Seidman, LLP to respond fully to the inquiries of our new independent accountants concerning these restatements and reasons therefor.

Also on October 28, 2004, the Audit Committee of our board of directors engaged Fitzgerald, Snyder & Co., P.C. as our independent auditors to (i) review our interim financial statements for the quarter ended September 30, 2004 and (ii) audit our financial statements for the fiscal year ending December 31, 2004. Our Audit Committee subsequently expanded the scope of the engagement to include a re-audit of our financial statements for the fiscal year ending December 31, 2003. Neither Terabeam nor anyone on our behalf, in connection with the contemplated review of our interim financial statements for the quarter ended September 30, 2004 or contemplated audit of our financial statements for the years ended December 31, 2003 and 2004, consulted with Fitzgerald, Snyder & Co., P.C. regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit and Related Fees

As described above, BDO Seidman, LLP was our principal accountant from May 1, 2003 through October 28, 2004. Given these transitions, the following is a summary of the fees billed to us by both Fitzgerald, Snyder & Co., P.C. and BDO Seidman, LLP for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees	$324,545	$156,399	(1)
Audit-Related Fees	45,161	150,116
Tax Fees	31,927	-
All Other Fees	-	-
Total Fees	$401,633	$306,515
______________________________________
(1) Includes $26,000 paid to BDO Seidman, LLP.
(2) Includes $132,000 paid to BDO Seidman, LLP.

Audit Fees.    Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Fitzgerald, Snyder & Co., P.C. and BDO Seidman, LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2005, $19,261 of these fees related to the audit of our 401(k) plan’s financial statements and the final audit of the financial statements of an acquired 401(k) plan, $22,996 was for accounting consultations related to the acquisition of the assets of Proxim Corporation, and $2,904 was for Sarbanes-Oxley Section 404 assistance and an auditor consent for a Form S-8 registration statement. In 2004, $8,116 of these fees were related to the audit of our 401(k) plan’s financial statements, and the remainder of these fees related to our Form S-4 registration statement in regards to our proposed acquisition of Phazar Corp and related auditor consents.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include preparation of federal and state income tax returns.

All Other Fees.    Consists of fees for products and services other than the services reported above. In both fiscal 2005 and fiscal 2004, there were none of these fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

No audit-related fees, tax fees, or other fees were approved by our Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SHAREHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for action to be included in our proxy statement and form of proxy relating to our 2007 annual meeting of stockholders is required to submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 on or before December 19, 2006.

Any stockholder that intends to present a proposal that will not be included in the proxy statement for our 2007 annual meeting must submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 not later than February 23, 2007 nor earlier than January 24, 2007. Proposals submitted after February 23, 2007 will be considered untimely for purposes of Rule 14a-5(e)(2) under the Securities Exchange Act of 1934, as amended, and our by-laws.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ David L. Renauld

April 17, 2006	David L. Renauld, Secretary

A copy (without exhibits) of Terabeam’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2006, for the year ended December 31, 2005 has been mailed to each stockholder with this proxy statement. Terabeam will provide, without charge, a copy of Terabeam’s Form 10-K to any stockholder upon written request by the stockholder. Requests should be addressed to David L. Renauld, Terabeam, Inc., 881 North King Street, Suite 100, Northampton, MA 01060.

APPENDIX A

TERABEAM, INC.

2004 STOCK PLAN

(as amended to date)

1.     Purpose. This 2004 Stock Plan is designed to enable Terabeam, Inc. and its Affiliates to attract and retain capable key employees, officers, directors and consultants and to motivate such persons to exert their best efforts on behalf of the Company by providing them with compensation in the manner provided in this Plan.

2.     Definitions.

"Act" means the Securities Exchange Act of 1934, as amended.

"Award" means Common Stock awarded under this Plan.

"Affiliate" means any parent corporation or subsidiary corporation of the Company as those terms are defined in Section 424 of the Code.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the committee established to administer this Plan as provided in Section 3 or, if no such committee is established, the Board.

"Common Stock" means shares of common stock of the Company and such substitutions therefor as are determined by the Committee pursuant to Section 11 to be appropriate.

"Company" means Terabeam, Inc., a Delaware corporation.

"Date of Grant" means the date on which the Committee authorizes the grant of a Stock Right, or such later date as may be specified by the Committee at the time of such authorization.

"Disability" means a disability that entitles the Grantee to disability income benefits under the terms of any long-term disability plan maintained by the Company which covers the Grantee, or if no such plan exists or is applicable to the Grantee, the permanent and total disability of the Grantee within the meaning of Section 22(e)(3) of the Code.

“Disqualifying Disposition" means any disposition (including any sale) by an Optionee of Common Stock acquired pursuant to the exercise of an ISO before the later of (a) two years after the Date of Grant of the ISO or (b) one year after the date the Optionee acquired such Common Stock by exercising the ISO. The foregoing rules do not apply to dispositions of Common Stock after the death of an Optionee by his or her estate or by a person who acquired the Common Stock or the right to exercise the ISO by bequest or inheritance or by reason of the death of the Optionee.

"Grantee" means a person to whom a Stock Right has been granted under this Plan.

"ISO" means an Option which qualifies as an incentive stock option under Section 422(b) of the Code.

"Non-Qualified Option" means an Option which does not qualify as an ISO.

"Option" means a right to purchase Common Stock granted pursuant to this Plan.

"Optionee" means a person to whom an Option has been granted under this Plan.

"Plan" means the Terabeam, Inc. 2004 Stock Plan.

"Purchase" means the right to make a direct purchase of Common Stock granted pursuant to this Plan.

"Stock Appreciation Right" means a right granted under Section 7.

"Stock Rights" collectively refers to Options, Awards, Purchases and Stock Appreciation Rights.

3.     Administration of the Plan.

(a)     The Board may administer this Plan or may appoint a Committee to administer this Plan. Members of the Committee, while members, will be eligible to participate in this Plan only as provided in Section 3(d). Subject to any limits or restrictions imposed by the Board from time to time (which limits or restrictions may be amended and/or removed by the Board at any time), the Committee will have the authority to (i) determine the employees and other persons to whom Stock Rights may be granted; (ii) determine when Options, Awards and Stock Appreciation Rights may be granted or Purchases made; (iii) determine the purchase price, if any, of Stock Rights and the shares underlying them; (iv) determine the other terms and provisions of each Stock Right (which may vary among Grantees in the Committee's discretion), including but not limited to the timing, vesting and duration of the exercise period and the nature and duration of transfer and/or forfeiture restrictions; (v) amend, modify, convert, or replace any Stock Right to the extent allowed by law, (vi) accelerate a Stock Right exercise date in whole or in part, subject only to the ISO acceleration provisions of Section 422(d) of the Code (if applicable); (vii) employ attorneys, consultants, accountants or other persons upon whose advice the Committee may rely; (viii) establish the maximum aggregate number of Stock Appreciation Rights which may be granted under this Plan from time to time; and (ix) interpret this Plan and prescribe and rescind rules and regulations relating to it. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding on all parties, unless otherwise determined by the Board.

(b)     No member of the Board or the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Stock Right granted under it. Each member of the Committee will be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan unless arising out of such member's own fraud or bad faith. Such indemnification will be in addition to any rights of indemnification the members of the Committee may have as directors or otherwise under the by-laws of the Company, or any agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     The Committee may select one of its members as its chair, and will hold meetings at its discretion. A majority of the Committee will constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the members of the Committee will be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint replacement members, fill vacancies however caused, and remove all members of the Committee and thereafter directly administer this Plan.

(d)     Stock Rights may be granted to members of the Committee pursuant to this Plan if such grants have been approved by a majority vote of the disinterested members of the Board.

4.     Stock.

(a)     The aggregate number of shares of Common Stock which may be issued under this Plan is Three Million One Hundred Fifty Thousand (3,150,000), subject to adjustment as provided in Section 11. The Committee may grant Options and Stock Appreciation Rights and may authorize Purchases and Awards with respect to such shares in such combinations and for such amount of shares as it determines are appropriate, provided that the aggregate number of shares issuable upon exercise of such Options, Purchases and Stock Appreciation Rights and upon grant of such Awards does not exceed such number, as adjusted. Stock subject to Stock Rights may be authorized but unissued shares of Common Stock or Common Stock held in the treasury of the Company. If any Stock Right expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, or if the Company reacquires any unvested shares issued pursuant to Stock Rights, then the unexercised shares subject to such Stock Right and any unvested shares so reacquired by the Company will again be available for grants of Stock Rights.

(b)    In no event may any Grantee or other Plan participant be granted Stock Rights (including Stock Appreciation Rights) with respect to more than 500,000 shares of Common Stock (which number may be adjusted by the Committee as contemplated in Section 11) in any calendar year. The number of shares of Common Stock relating to a Stock Right granted to a Grantee in a calendar year that is subsequently forfeited, cancelled, or otherwise terminated shall continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of a Stock Right is subsequently reduced, the transaction shall be deemed a cancellation of the original Stock Right and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the calendar year of each respective transaction

5.    Granting of Stock Rights; Eligibility. The Committee is authorized to grant Stock Rights to such employees, consultants, officers and directors (whether or not an employee) of the Company or its Affiliates at such time or times as it may determine, all in its sole discretion. Each Stock Right will be evidenced by a written agreement in such form as the Committee may from time to time approve. Each agreement for an ISO will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of the ISO. The Committee may from time to time confer authority on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements. The officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of each agreement entered into pursuant to this Plan.

6.     Option Price and Term; ISO Limitations.

(a)     The exercise price for each ISO share will be at least equal to the fair market value per share on the Date of Grant. However, if the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price must be at least one hundred ten percent (110%) of the fair market value per share on the Date of Grant, determined without regard to any restriction other than a restriction which, by its terms, will never lapse. The Committee may determine the exercise price of Non-Qualified Options in its sole discretion.

(b)     Each Option will expire on the date specified by the Committee. However, any ISOs granted to an employee owning more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate must expire not more than five years from the Date of Grant and all other ISOs must expire not more than ten years from the Date of Grant.

(c)     ISOs may be granted only to employees of the Company or an Affiliate. Non-Qualified Options may be granted to any director or officer (whether or not an employee), employee or consultant of the Company or an Affiliate.

(d)    To the extent that the aggregate fair market value (determined as of the Date of Grant) of Common Stock with respect to which ISOs (determined without regard to this paragraph) are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds $100,000, such ISOs will be treated as Non-Qualified Options.

(e)     The fair market value of a share of Common Stock on the Date of Grant will be the closing price on such date on the securities market where the Common Stock of the Company is traded, or if there were no sales on the Date of Grant, on the next preceding date within a reasonable period (as determined in the sole discretion of the Committee) on which there were sales. In the event that there were no sales in such a market within a reasonable period or if the Common Stock is not publicly traded on the Date of Grant, the fair market value will be as determined in good faith by the Committee in its sole discretion after taking into consideration all factors which it deems appropriate including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7.     Stock Appreciation Rights.

(a)    The Committee will have the authority to grant Stock Appreciation Rights with or apart from the grant of Options under this Plan. Stock Appreciation Rights may be paid in cash or shares of Common Stock, or any combination of each, as the Committee may determine and will be subject to such terms and conditions as the Committee may specify.

(b)     Each Stock Appreciation Right granted with a specified Option will entitle the Grantee to receive the following amount if and when the specified Option becomes exercisable: unless the Committee determines otherwise, the amount to be received by the Grantee will equal the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the exercise price of a share under the specified Option.

(c)     Each Stock Appreciation Right granted without reference to a specified Option will entitle the Grantee to receive, unless the Committee determines otherwise, the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the fair market value of a share of Common Stock on the date the Right was granted.

(d)     Notwithstanding the foregoing, for those Grantees subject to Section 16(b) of the Act, any transaction involving the exercise of a Stock Appreciation Right will be structured to satisfy the requirements of Rule 16b-3.

8.     Means of Exercising Stock Rights. To exercise a Stock Right (or any part thereof), a Grantee must give written notice to the Company at its designated office address identifying the Stock Right being exercised, specifying the portion of the Stock Right being exercised (including the number of shares, if any, for which Stock Right is being exercised), and accompanied by full payment of the purchase price (if any) either (a) in United States cash or cash equivalent or (b) at the discretion of the Committee, (i) in shares of Common Stock having a fair market value on the date of exercise equal to the exercise price of the Stock Right, (ii) by delivery of the Grantee’s promissory note to the Company in an amount equal to the exercise price of the Stock Right, (iii)  by written notice to the Company to withhold from those shares of Common Stock that would otherwise be obtained on the exercise of such Stock Right the number of shares having a fair market value on the date of exercise equal to the exercise price, (iv) in cash by a broker-dealer acceptable to the Company to whom the Grantee has submitted an irrevocable notice of exercise, or (v) by any combination of the foregoing. The holder of a Stock Right will not have the rights of a shareholder with respect to any shares covered by the Stock Right until the date of issuance of a stock certificate for such shares. Except as otherwise determined by the Committee, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

9.     Termination of Employment; Limitations on Exercise. Upon termination of a Grantee's employment with or service to the Company, (a) no further vesting of the Grantee's Options and Stock Appreciation Rights will occur subsequent to the date of termination, (b) the Grantee's ISOs will terminate on the earlier of (i) their specified expiration dates, (ii) in the case of a termination due to the Grantee’s death or Disability, one (1) year after the date of termination, or (iii) in the case of termination for any other reason, on the date three months after the date of termination, (c) the Grantee's Non-Qualified Stock Options and Stock Appreciation Rights will terminate one (1) year after the date of termination or on their specified expiration dates, if earlier, except to the extent otherwise provided by the Committee, and (d) all other types of Stock Rights will immediately terminate and cease to be exercisable except to the extent otherwise provided by the Committee. Nothing in this Plan will be deemed to give any Grantee the right to continued employment with the Company.

10.     Assignability. No Stock Right will be assignable or transferable by a Grantee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Committee in a specific situation. During the lifetime of the Grantee no Stock Right will be exercisable by or payable to anyone other than the Grantee or his legal representative or permitted assignee.

11.     Adjustments. Notwithstanding any other provision of this Plan, the Committee may at any time make or provide for such adjustments to this Plan, to the number and class of shares available under this Plan or to any outstanding Stock Rights, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Stock of other than a normal cash dividend, and changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any general offer to holders of Common Stock relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect of outstanding Stock Rights including, in the Committee's discretion, revision of outstanding Stock Rights so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Committee will be conclusive.

12.    Amendment of Plan. The Board may terminate or amend this Plan in any manner allowed by law at any time, provided that no amendment to this Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required under Rule 16b-3 of the Act, Sections 162(m) or 422 of the Code, the rules of any stock exchange or other applicable federal or state law. In no event may action of the Board or stockholders adversely alter or impair the rights of a Grantee, without the Grantee’s consent, under any Stock Right previously granted to such Grantee. Stock Rights may be granted prior to the date of stockholder approval of this Plan.

13.     Application Of Funds. All proceeds received by the Company with respect to Stock Rights will be used for general corporate purposes.

14.     Governmental Regulation. The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

15.     Withholding of Additional Income Taxes. It will be a condition of the Company's obligation to issue Common Stock or make any payment upon exercise of a Stock Right that the person exercising the Stock Right pay, or make provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect in connection with such issuance or payment.

16.     Governing Law. This Plan and any agreements entered into under this Plan will be governed and construed in accordance with the laws of the State of Delaware.

17.     Effective Date. This Plan is effective as of August 5, 2004, the date of its adoption by the Board. Unless previously terminated, the Plan will terminate at midnight on August 4, 2014 and no Stock Right may be granted after such date.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY TERABEAM, INC.
		For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2006	ITEM 1: To vote to elect each of Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, and Robert A. Wiedemer as a director.	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Robert E. Fitzgerald and Patrick L. Milton, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Terabeam, Inc. (the “Company”) held of record by the undersigned at the close of business on March 29, 2006 at the Annual Meeting of the Stockholders of the Company to be held on May 23, 2006, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		For	Against	Abstain
The shares represented by this proxy will be voted as directed. If no directions are given, the shares represented by this proxy will be voted FOR the proposals in Items 1, 2, and 3.	ITEM 2: To approve the amendment to the Company’s 2004 Stock Plan increasing the shares issuable thereunder by 1,000,000.	☐	☐	☐

		For	Against	Abstain
	ITEM 3: To approve the amendment to the Company’s 2004 Stock Plan adding a provision capping at 500,000	☐	☐	☐
the number of shares of the Company’s common stock with respect to which stock rights under the plan may be granted to any participant in any calendar year.

 This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

Please be sure to sign and date this Proxy in the box below	Date	The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.
Stockholder sign above	Co-holder (if any) sign above)

  Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

TERABEAM, INC.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.

Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.